EXHIBIT 99.1

IZEA Announces Record Revenue for Q2 2013
Quarterly revenue up 42.5%, Net Bookings up 56%, Expenses down 35.4%

Orlando, Fla. (August 15, 2013) - IZEA, Inc. (IZEA: OTCQB), the pioneer of sponsored influence, today announced record results for the second quarter of 2013. Revenues for the quarter ended June 30, 2013 were $1,715,273, an increase of $511,255 or 42.5% compared to the same period in 2012 and an all-time high for the company.

The company achieved record net bookings of $1.8 million for the quarter, besting the previous record set in Q1 of this year. Bookings were up 56% compared to the same period in 2012. The company booked $3.45 million in sales during the first half of 2013, or $6.9 million on an annualized run-rate basis. Revenue from booked business is typically recognized within 90 days of the initial sale.

IZEA's operating expenses for the quarter ended June 30, 2013, were $1,479,659 a decrease of $812,168 or 35.4% compared to $2,291,827 in the same period in 2012. The decrease in expenses was primarily attributable to decreased professional, payroll and marketing expenses.

EBITDA was $(321,343) compared to $(1,255,037) during the same period of last year, an improvement of 74%. Net loss for the period in accordance with accounting principles generally accepted in the United States, or GAAP, was $(893,470) compared to $(1,839,389) during the same period last year.

“In late 2012 we began a process of refocusing operations and streamlining our sales and marketing efforts,” said Ted Murphy, IZEA's founder and Chief Executive Officer. “As a result, we have not only delivered record revenue and record bookings, but made significant headway towards profitability. While we are not yet at that point, I am confident in our ability to efficiently scale and cross that threshold in the future.”

“EBITDA” is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. EBITDA is commonly defined as “earnings before interest, taxes, depreciation and amortization.”

We believe that EBITDA provides useful information to investors as it excludes transactions not related to the core cash operating business activities including non-cash transactions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. All companies do not calculate EBITDA in the same manner, and EBITDA as presented by IZEA may not be comparable to EBITDA presented by other companies. IZEA defines EBITDA as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment and all other income and expense items such as loss on exchanges and changes in fair value of derivatives, if applicable.

About IZEA
IZEA, Inc. is the pioneer of sponsored influence, operating multiple marketplaces including Staree, SponsoredTweets and SocialSpark. IZEA connects advertisers with social media publishers, helping them monetize their social media presence. The company has completed over three million social media sponsorships for customers ranging from small local businesses to Fortune 50 organizations. For more information about IZEA, visit www.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social media sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA and general economic conditions that may be less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://izea.com/safe-harbor-statement/.

Press Contact
Brittany Hall
321-332-6830 x 175
pr@izea.com